Exhibit 10.2

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 12, 2017, is entered into by and among Amnon Shashua (“Shareholder”), Intel Corporation, a Delaware corporation (“Parent”), and Cyclops Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Buyer and Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (the “Shares”) and (b) if elected by Parent or Buyer, the Post-Offer Reorganization (as defined in the Purchase Agreement) of the Company following the Offer; and

WHEREAS, as a condition of and inducement to Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Parent and Buyer have required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1.    Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if not defined in this Section 1, the respective meanings ascribed to them in the Purchase Agreement:

“Acquisition Agreement” means a letter of intent, agreement-in-principle, definitive acquisition agreement or similar agreement that contemplates an Alternative Acquisition Proposal.

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company shall not be deemed to be an Affiliate of Shareholder.

“beneficial ownership” (and the related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the 1934 Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Equity Interests” means any share of capital stock of the Company or any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares of capital stock or any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in the Company, including Company Options and Company RSUs.

“Expiration Time” means the time of the occurrence of the termination of this Agreement.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Company Option, (b) the Transfer of Covered Shares with Parent’s prior written consent, (c) a Transfer (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession or (d) Transfers pursuant to any Rule 10b5-1 plan in effect as of the date of this Agreement, a summary of each of which is attached hereto as Exhibit A, and, provided that, for purpose of clause (c)(i), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, granting of a usufruct, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

Section 2.    Tender of the Shares.

(a)    Shareholder hereby agrees that it shall tender its Covered Shares that are Shares, or cause its Covered Shares that are Shares to be tendered, into the Offer (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event no later than ten (10) Business Days after such Shares are obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event prior to the expiration of the Offer, free and clear of all Liens. Subject to Section 9, Shareholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.

(b)    Shareholder hereby agrees that, from the date hereof until the date that is six (6) months following any termination of the Purchase Agreement, he or she will not, and if Shares are held by a nominee for Shareholder shall cause the holder of record of any Covered Shares not to, (x) tender such Person’s Shares in connection with any Alternative Acquisition Proposal or (y) vote (or cause to be voted), any of such Person’s Covered Shares beneficially owned as of the record date for any meeting of the shareholders of the Company, or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (i) through (iii) below:

(i)    for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or

(ii)    for any Acquisition Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and the Post-Offer Reorganization documentation and transactions); or

(iii)    agree or to commit to take any the foregoing action or publicly support any of the foregoing.

(c)    If the Offer is terminated or withdrawn by Buyer or this Agreement is terminated pursuant to Section 9, Parent and Buyer shall return promptly (and in any event within no more than five (5) Business Days), and shall cause any depository acting on behalf of Parent and Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.

(d)    Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Option or other equity award or require Shareholder to purchase any Shares, and nothing herein shall prohibit Shareholder from exercising any Company Option held by such Shareholder as of the date of this Agreement.

Section 3.    Voting Agreement. At any meeting of the shareholders of the Company, including the EGM and, if necessary, the Subsequent EGM, however called, or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (f) below (each, a “Company Shareholders Meeting”), Shareholder shall, and if Shares are held by a nominee for such Shareholder shall cause the holder of record of any Covered Shares to, including by delivering to the Secretary of the Company a duly executed proxy card: (i) appear at each such meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) vote (or cause to be voted) all Covered Shares beneficially owned as of the relevant record date:

(a)    to approve the adoption of each resolution described in Section 2.04 of the Purchase Agreement;

(b)    to approve any documentation or transaction related to the Post-Offer Reorganization described in Section 2.07 of the Purchase Agreement;

(c)    against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(d)    against any Acquisition Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement and the Post-Offer Reorganization documentation and transactions);

(e)    against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled or (iii) prevent or materially delay, frustrate or impede the implementation or consummation of the Offer, the Call Option and/or the Post-Offer Reorganization or any of the documentation or transactions included in or contemplated by or in connection with any of the foregoing; and

(f)    to approve any other matter submitted by the Company for shareholder approval at the EGM at the request of Buyer and contemplated by the Purchase Agreement; provided, however, that (i) the Company Board has recommended that the shareholders of the Company vote to approve such proposal at the EGM (and such recommendation has been supported in writing by Parent) and (ii) nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any such request of Buyer for such shareholder approval.

Additionally, Shareholder shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (a) through (f).

Section 4.    No Disposition or Solicitation.

(a)    No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, from the date hereof until the date that is six (6) months following any termination of the Purchase Agreement, Shareholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates or any interest therein without the prior written consent of Parent (other than Permitted Transfers and Transfers by operation of Law, in which case this Agreement shall bind the transferee and such transferee shall deliver to Parent and Buyer a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates inconsistent with Shareholder’s voting or consent obligations in Section 3 or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or Equity Interests inconsistent with Shareholder’s voting or consent obligations in Section 3. Any attempted Transfer of Covered Shares, Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b)    No Solicitation. Subject to Section 9 and Section 10(a), from the date hereof until the date that is six (6) months following any termination of the Purchase Agreement, Shareholder (in Shareholder’s capacity as a shareholder of the Company) shall not, and shall not authorize or permit its Representatives to, and shall not publicly announce any intention to, directly or indirectly, (A) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, (B) other than informing Persons of the provisions contained in this Section 4(b), enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Acquisition Proposal or furnish to any Person any information with respect to, or otherwise cooperate in any way that could otherwise be expected to lead to, any Alternative Transaction Proposal, (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal or (D) publicly propose to do any of the foregoing. Shareholder (in Shareholder’s capacity as a shareholder of the Company) shall, and shall direct its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal. Shareholder agrees that he shall promptly inform his Representatives of the obligations undertaken in this Section 4(b). Nothing in this Section 4 shall prohibit Shareholder and his Representatives from informing any Person of the existence of the provisions contained in this Section 4.

Section 5.    Additional Agreements.

(a)    Certain Events. In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of his controlled Affiliates of Additional Owned Shares or other Equity Interests, (i) the type and number of Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of his controlled Affiliates.

(b)    Update of Beneficial Ownership Information. Promptly following the written request of Parent or upon the acquisition of any Covered Shares or other Equity Interests, Shareholder will send to Parent a written notice setting forth the number of Covered Shares and Equity Interests beneficially owned by Shareholder or by his controlled Affiliates who become holders of the Covered Shares or Equity Interests pursuant to a Permitted Transfer, as applicable.

(c)    Stop Transfer. In furtherance of this Agreement, Shareholder hereby requests the Company (including through the Company’s transfer agent) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares. Shareholder agrees that it will request the Company, as promptly as practicable following the date of this

Agreement, to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(d)    Waiver of Rights and Actions. Shareholder hereby (i) waives and agrees not to exercise (A) any rights to object to or challenge the consummation of the Offer, the Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, (B) any right of appraisal or right to dissent from any Post-Offer Reorganization action and (C) any similar rights that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Buyer, the Company, the Company’s directors or officers or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement, or the consummation of the Offer, the Post-Offer Reorganization or any other transaction contemplated by the Purchase Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Purchase Agreement or the transactions contemplated thereby or (z) making any claim with respect to SEC disclosure (or other disclosure to the Company’s Shareholders) in connection with the Purchase Agreement or the transactions contemplated thereby.

(e)    Communications. Unless required by applicable Law, Shareholder shall (in his capacity as a shareholder of the Company), and shall direct his Representatives to, consult with Parent before issuing any press release or otherwise making any public statement with respect to the Offer, the Purchase Agreement or this Agreement and Shareholder (in his capacity as a shareholder of the Company) shall not, and shall use his or her reasonable best efforts to cause his or her Representatives not to, issue any such press release or make any such public statement without the written consent of Parent. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in any public disclosure document required by applicable Law in connection with the Offer or the Post-Closing Reorganization or any other transactions contemplated by the Purchase Agreement and (ii) Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document.

Section 6.    Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

(a)    Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests in the Company, in each case, set forth on Shareholder’s signature page hereto (the “Disclosed Owned Shares”). The Disclosed Owned Shares are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or his controlled Affiliates as of the date hereof, and neither Shareholder nor any of his controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights that would prevent Shareholder from performing its obligations under this Agreement, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, Shareholder has not entered into any agreement to Transfer such Disclosed Owned Shares. Except as permitted by this Agreement, the Covered Shares are now, and at all time during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any Liens that would prevent Shareholder from performing his obligations under this Agreement.

(b)    Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that any of Shareholder’s Covered Shares are held by a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). If Shareholder is married, and any of the Company Securities constitute community property or otherwise need spousal or other approval for this Agreement to constitute a legal, valid and binding obligation, a spousal consent substantially in the form attached hereto as Exhibit B has been duly authorized, validly executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflict or Default. Except for any competition, antitrust and investment applicable Laws or regulations of foreign jurisdictions and the 1934 Act, no filing with, and no permit, order or authorization of, consent or approval of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or any of Shareholder’s properties or assets or (iii) constitute a violation by Shareholder of any applicable Law or regulation of any jurisdiction, in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)    No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of Shareholder to perform timely its obligations under this Agreement or to tender its Shares into the Offer as contemplated by Section 2(a).

(e)    No Fees. Shareholder has not retained or authorized to act any investment banker, broker, finder, financial advisor or other intermediary or advisor who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s, success, opinion or other similar fee or commission from Shareholder, any of Shareholder’s Affiliates, the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Purchase Agreement, or the Transactions.

(f)    Receipt. Shareholder has received and reviewed a copy of the Purchase Agreement.

Section 7.    No Legal Action. Shareholder agrees that it will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Shareholder breaches any fiduciary duty of the Company’s board of directors or any member thereof.

Section 8.    Reliance. Shareholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

Section 9.    Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms or (d) the date of any modification, waiver or amendment to the Purchase Agreement in a manner that decreases the Offer Consideration or changes the form of the Offer Consideration; provided that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) Section 2(b), Section 4, this Section 9 and Section 10 shall survive any termination of this Agreement.

Section 10.    Miscellaneous.

(a)    No Limitation. Nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) in his or her capacity as an officer of the Company or member of the Company Board, including in exercising rights under the Purchase Agreement and/or from taking any action with respect to any Alternative Acquisition Proposal in his or her capacity as such an officer or director and (ii) exercising his, her, its or their fiduciary duties as an officer or director to the Company or its stakeholders.

(b)    Entire Agreement; Third-Party Beneficiaries. This Agreement, including the exhibits hereto, taken together with any other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

(c)    Reasonable Efforts. Subject to the terms and conditions of this Agreement, Parent, Buyer and Shareholder (in its capacity as a shareholder of the Company) agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent’s reasonable request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(d)    No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties provided, that, without the consent of Shareholder, (i) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (ii) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided, that in each of clauses (i) and (ii), such transfer or assignment shall not (A) adversely impact in any respect Shareholder or (B) relieve Parent or Buyer of their respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(e)    Binding on Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(f)    Amendments and Waivers.

(i)    This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

(ii)    No provision of this Agreement may be waived or extended except by a written instrument signed by the party against whom the waiver or extension is to be effective. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(g)    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)    Notice. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via electronic mail, (ii) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (iii) on the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Buyer, to:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention:	Steve Rodgers
General Counsel
Email:	Steve.R.Rodgers@intel.com

with a copy to:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention:	Susie Giordano
Vice President, Law and Policy Group
Managing Director, Intel Capital and Mergers and
Acquisitions Legal
Email:	Susie.Giordano@intel.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301
United States of America
Attention:	Kenton J. King
Email:	Kenton.King@skadden.com

and

Houthoff Buruma Gustav Mahlerplein 50 1082 MA Amsterdam
The Netherlands
Attention:	Alexander J. Kaarls
Email:	A.Kaarls@houthoff.com

and
Yigal Arnon & Co.
1 Azrieli Center
Round Building Tel Aviv 6702101 Israel
Attention:	Barak S. Platt
Email:	BarakP@arnon.co.il

if to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.

(i)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(j)    Specific Performance and Other Remedies. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10(j) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(k)    Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement or by the Purchase Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company directors’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

(l)    Jurisdiction; Forum. Each party (i) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any Actions arising in connection with or relating to this Agreement or the transactions contemplated by this Agreement or by the Purchase Agreement shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or by the Purchase Agreement in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or by the Purchase Agreement: (A) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (B) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

(m)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10(M). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(n)    Interpretation. Unless the express context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of or to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) references herein to any gender shall include each other gender; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (ix) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (x) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and (xi) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(o)    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party hereto shall have received a counterpart of this Agreement signed by each of the other parties hereto. Until and unless each party hereto has received a counterpart of this Agreement signed by each of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(p)    Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

(q)    No Ownership Interest. The Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law.

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IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

INTEL CORPORATION

By:	/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

CYCLOPS HOLDINGS, INC.

By:	/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT (AMNON SHASHUA)

IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be signed by its duly authorized officer, and Shareholder has signed this Agreement, as of the date first written above.

SHAREHOLDER

/s/ Amnon Shashua
Amnon Shashua

SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT (AMNON SHASHUA)